Exhibit (h)(6)
TRUST FOR CREDIT UNION
ADDENDUM NO. 4 TO THE ADMINISTRATION AGREEMENT
     This Addendum, dated as of the 31st date of March, 2008, is entered into between TRUST FOR CREDIT UNIONS (the “Fund”) and CALLAHAN CREDIT UNION FINANCIAL SERVICES LIMITED LIABILITY LIMITED PARTNERSHIP (formerly Callahan Credit Union Financial Services Limited Partnership) (the “Administrator”), a Delaware limited liability limited partnership.
     WHEREAS, the Fund and the Administrator have entered into a Revised and Restated Administration Agreement dated as of March 31, 1993 (the “Administration Agreement”), and Addenda Nos. 1, 2 and 3 thereto dated June 30, 1993, January 1, 1994, and July 1, 1995, respectively, pursuant to which the Fund has appointed the Administrator to provide certain administrative services to the Fund for the Money Market Portfolio, Ultra Short Duration Government Portfolio and Short Duration Portfolio, together with all other portfolios subsequently established by the Trust; and
     WHEREAS, the Administrator has advised the Fund that it wishes to reduce the fee payable to it pursuant to the Administration Agreement for rendering certain administrative services to the Ultra Short Duration Government Portfolio;
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Compensation. Effective as of March 1, 2008, paragraph 5(b) of the Administration Agreement is hereby amended to read as follows:
“(b)	For all services provided and expenses assumed by the Administrator pursuant to this Agreement with respect to the Ultra Short Duration Government Portfolio, the Fund will pay to the Administrator as full compensation therefor a monthly fee at the annual rate of .05% of the average daily net assets of the Ultra Short Duration Government Portfolio;”.
2.	Miscellaneous. Except to the extent supplemented hereby, the Administration Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum No. 4 as of the date and year first above written.

TRUST FOR CREDIT UNIONS

Attest:	/s/ Jay Johnson	By:	/s/ Charles W. Filson

As its President

CALLAHAN CREDIT UNION FINANCIAL SERVICES LIMITED LIABILITY LIMITED PARTNERSHIP

Attest:	/s/ Jay Johnson	By:	/s/ Jonathan K. Jeffreys

As its Vice President